UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 3, 2022

PetMed Express, Inc. (Exact name of registrant as specified in its charter)

Florida	000-28827	65-0680967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 South Congress Avenue Delray Beach, FL 33445
(Address of principal executive offices) (Zip Code)

(561) 526-4444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	PETS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Christine Chambers, CFO, Employment Agreement

On August 3, 2022, PetMed Express, Inc. (the “Company”) entered into an employment agreement (“Employment Agreement”) with Christine Chambers to set forth the terms and conditions of Ms. Chambers’ employment as Chief Financial Officer of the Company. Ms. Chambers will receive an annual base salary of $375,000, she will be entitled to participate in the Company’s current employee benefit plans and programs, including medical, dental, vision, 401(k), and she will be eligible to receive annual equity awards under the Company’s equity incentive plans as in effect from time to time. Ms. Chambers will receive an initial equity award under the Company’s 2016 Employee Equity Compensation Restricted Stock Plan (“2016 Plan”) in respect of fiscal year 2023, consisting of (i) an award of 13,000 restricted shares, and (ii) 3,000 performance restricted shares, which performance restricted shares will be based on the attainment of performance criteria equally weighted between adjusted EBITDA and revenue. The shares for each grant will be released from restriction equally over a three (3) year period on the anniversary of the grant date, subject to the attainment of performance criteria in the case of the performance restricted shares. In the event of a Change of Control (as defined in 2016 Plan), the restrictions on the restricted stock shall terminate and lapse upon the following conditions: within twelve (12) months following the Change of Control if Ms. Chambers employment with the Company is terminated by (i) the Company, or the Company’s successor, without ”Cause” (as defined in the Offer Letter) or (ii) by Ms. Chambers for “Good Reason” (as defined in the Offer Letter). Ms. Chambers will also receive a one-time sign-on bonus in the amount of $50,000, subject to pro-rata repayment if Ms. Chambers terminates employment with the Company within the first twelve months of employment. Ms. Chambers will be entitled to severance benefits in the event the Company terminates her employment other than for Cause (as defined in the Offer Letter), consisting of (i) twelve months of severance pay at her base salary at the time of termination, paid bi-weekly in accordance with the Company’s payroll practice for employees, and (ii) payment of the employer portion of COBRA premiums (or cash in lieu of) until the earliest of (i) the last day of the period ending on the date that is twelve (12) months following such termination of employment, or (ii) the date when Ms. Chambers becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

The description in this report of Ms. Chambers’ Employment Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Employment Agreement attached hereto as Exhibit 10.1, which is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are provided as part of this report:

Exhibit No.	Description

10.1	Employment Agreement by and between PetMed Express, Inc. and Christine Chambers
10.2	Restricted Stock Agreement with Christine Chambers
10.3	Restricted Performance Stock Agreement with Christine Chambers
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2022

PETMED EXPRESS, INC.

By:	/s/ Mathew N. Hulett
Name:	Mathew N. Hulett
Title:	Chief Executive Officer and President

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